Exhibit 99.3

Supplemental Information

For CareCloud and ETM, we identified revenue from customers who cancelled their contracts prior to MTBC’s acquisition of such customers’ contracts. Such revenue is included in the pro forma condensed combined statement of operations, even though MTBC will not generate revenues from those customers.

Estimated revenue from customers who cancelled prior to our acquisition

	ETM	CareCloud	Total
	(in thousands)
Year ended December 31, 2019	$213	$754	$967

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making surrounding pro forma operations, we supplement our condensed combined financial statements presented on a basis consistent with GAAP, with adjusted EBITDA, a non-GAAP financial measure of earnings. Adjusted EBITDA represents the sum of GAAP net income (loss) before provision for (benefit from) income taxes, net interest expense, other expense (income), stock-based compensation expense, depreciation and amortization, integration and transaction costs, restructuring and impairment charges and changes in contingent consideration. Our management uses adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. We use this non-GAAP financial measure to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measure that is derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations which include large non-cash amortization of intangibles assets from acquisitions. Investors should consider this non-GAAP financial measure in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

The following tables contain a reconciliation of GAAP net loss to adjusted EBITDA for the year ended December 31, 2019:

Reconciliation of GAAP net loss for the year ended

December 31, 2019 to Adjusted EBITDA

($000)

	MTBC	ETM	MTBC + Previously Acquired Subtotal	CareCloud	Pro Forma Adjustments	Pro Forma Combined
	(in thousands)
Net revenue	$64,439	$2,067	$66,506	$33,354	$-	$99,860

GAAP net loss	$(872)	$(1,812)	$(2,684)	$(21,709)	$3,725	$(20,668)

Provision for income taxes	193	2	195	16	-	211
Net interest expense	121	-	121	4,212	(4,212)	121
Foreign exchange / other expense	827	-	827	-	-	827
Stock-based compensation expense	3,215	-	3,215	-	-	3,215
Depreciation and amortization	3,006	20	3,026	3,208	1,219	7,453
Integration and transaction costs (1)	1,736	-	1,736	-	(732)	1,004
Restructuring and impairment charges (2)	219	-	219	-	-	219
Change in contingent consideration	(344)	-	(344)	-	-	(344)
Adjusted EBITDA	$8,101	$(1,790)	$6,311	$(14,273)	$-	$(7,962)

(1)	The integration and transactions costs for MTBC include severance amounts paid to employees from acquired businesses, transactions costs, such as brokerage fees, pre-acquisition accounting costs and legal fees and exit costs related to contractual agreements.
(2)	The restructuring charges represent the remaining lease costs for a facility no longer used by the Company as the employees were transferred to another Company facility. Impairment charges represent charges recorded for a leased facility no longer being used by the Company.